Exhibit 10.31
FORM OF OPTION AGREEMENT (2023) – EXECUTIVE OFFICER
STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT
TransDigm Group Incorporated, a Delaware corporation (the “Company”), pursuant to the TransDigm Group Incorporated [2014 / 2019] Stock Option Plan (the “Plan”), hereby grants to the holder listed below (“Participant”), an option to purchase the number of shares of the Company’s common stock, par value $0.01 (“Stock”), set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein and in the Stock Option Agreement, including any applicable country-specific terms, attached hereto as Exhibit A (the “Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Option Agreement.

Participant:	________________________________________________________
Grant Date:	________________________________________________________
Exercise Price per Share:	________________________________________________________
Total Number of Shares Subject to the Option:	________________________________________________ Shares
Expiration Date:	________________________________________________________

Type of Option:	Incentive Stock Option Non-Qualified Stock Option

Vesting Schedule:
Subject to the terms of the Stock Option Agreement (including without limitation all exhibits thereto), the Option shall be eligible to become exercisable upon the achievement of performance objectives over the period set forth in Exhibit B hereto (provided that the Participant is an Eligible Person (as defined in the Plan) at all times during the period beginning on the Grant Date and ending on the applicable vesting date):

By his or her signature, the Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement and this Grant Notice. The Participant has reviewed the Agreement, including any applicable country-specific terms, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan. The Participant agrees that as a condition to receiving the Option, the Participant shall comply with the Stock Retention Guidelines set forth on Exhibit C. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Option.

TRANSDIGM GROUP INCORPORATED	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A
TO STOCK OPTION GRANT NOTICE
STOCK OPTION AGREEMENT
Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement, including the Appendix containing any applicable country-specific provisions (together, this “Agreement”), is attached, TransDigm Group Incorporated, a Delaware corporation (the “Company”), has granted to the Participant an option (the “Option”)1 under the TransDigm Group Incorporated [2014 / 2019] Stock Option Plan (the “Plan”) to purchase the number of shares of Stock indicated in the Grant Notice.
ARTICLE I.
GENERAL
1.1    Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and/or the Grant Notice.

(a)    “Administrator” shall mean the Board or the Compensation Committee or other committee of the Board responsible for conducting the general administration of the Plan in accordance with Section 3 of the Plan; provided that if the Participant is an Independent Director, “Administrator” shall mean the Board.

(b)    “Consultant” shall mean an individual who renders services to the Company as a consultant and has been so designated by the Committee.

(c)    “Credit Agreement” shall mean that certain credit agreement dated as of June 4, 2014 among TransDigm, Inc., TransDigm Group Incorporated and the lenders party thereto, as in effect as of the Grant Date and without reference to any amendment to the Credit Agreement made following the Grant Date.

(d)    “Diluted Shares” as of a given date shall mean the total diluted weighted-average of common shares of the Company outstanding as of such date.

(e)    “EBITDA” for a given fiscal year of the Company shall mean Consolidated EBITDA (as defined in the Credit Agreement) of the Company for such fiscal year on a pro forma basis adjusted for acquisitions or divestitures.

(f)    “Independent Director” shall mean a non-employee director of the Company.

(g)    “Net Debt” shall mean, as of the last day of a given fiscal year of the Company, the excess of (i) Consolidated Total Indebtedness (as defined in the Credit Agreement) of the Company over (ii) the amount of cash and cash equivalents set forth on the Company’s balance sheet.

(h)    “Termination of Consultancy” shall mean the time when the engagement of the Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement, but excluding: (i) terminations where there is a simultaneous employment or continuing employment of the Participant by the Company or any Subsidiary, and (ii) terminations where there is a simultaneous re-establishment of a consulting relationship or continuing consulting relationship between the Participant and the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

1 For the avoidance of doubt, the term “Option” as used herein only describes options granted pursuant to the Stock Option Grant Notice to which this Agreement is an Exhibit.

(i)    “Termination of Directorship” shall mean the time when the Participant, if he or she is or becomes an Independent Director, ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

(j)    “Termination of Employment” shall mean the time when the employee-employer relationship between the Participant and the Company or any Subsidiary is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding: (i) terminations where there is a simultaneous reemployment or continuing employment of the Participant by the Company or any Subsidiary, and (ii) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between the Participant and the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment; provided, however, that, notwithstanding any other provision of this Agreement, if this Option is an Incentive Stock Option, unless otherwise determined by the Administrator in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section.

(k)    “Termination of Services” shall mean the time when (i) every relationship between the Participant and the Company has been terminated by a Termination of Consultancy, Termination of Directorship and/or Termination of Employment, as applicable, and (ii) the Participant is no longer an Eligible Person under the Plan. For purposes of the Option, the Participant’s Termination of Services will be deemed to occur as of the date the Participant is no longer actively providing services to the Company or any Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or service agreement, if any), and unless otherwise determined by the Company, (i) the Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws or common law in the jurisdictions where the Participant provides services or the terms of the Participant’s employment or service agreement, if any); and (ii) the period (if any) during which the Participant may exercise the Option after such Termination of Services will commence on the date the Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws or common law in the jurisdiction where the Participant provides services or the terms of the Participant’s employment or service agreement, if any; the Company shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Options (including whether the Participant may still be considered to be providing services while on a leave of absence).
1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II.
GRANT OF OPTION
2.1    Grant of Option. In consideration of the Participant’s future employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to the Participant the Option to purchase any part or all of an aggregate of the number of shares of Stock set forth in the Grant Notice, subject to the terms and conditions set forth in the Plan and this Agreement. Unless designated as a Non-Qualified Stock Option in the Grant Notice, the Option shall be an Incentive Stock Option to the maximum extent permitted by law.

2.2    Exercise Price. The exercise price of the shares of Stock subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the shares of Stock subject to the Option shall not be less than 100% of the Fair Market Value of a share of Stock on the Grant Date. Notwithstanding the foregoing, if this Option is designated as an Incentive Stock Option and the Participant owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the price per share of the shares of Stock subject to the Option shall not be less than 110% of the Fair Market Value of a share of Stock on the Grant Date[.

CEO FORM: Notwithstanding anything to the contrary contained in this Option Agreement, the Plan or any applicable plan providing for cash dividend equivalent rights, if an extraordinary dividend is declared on the Stock following the date of the Agreement and if the holders of Options of the Company generally are entitled to receive dividend equivalent payments with respect thereto, then the exercise price of the Option shall be reduced by the amount per share of such extraordinary dividend; provided, however, that if as a result of the foregoing reduction, the exercise price would be below zero, then this provision will apply only to the extent the exercise price would be zero and the remainder of any dividend equivalents related to an extraordinary dividend will be paid in cash].

2.3    Consideration to the Company. In consideration of the grant of the Option by the Company, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and the Participant.
ARTICLE III.
PERIOD OF EXERCISABILITY
3.1    Commencement of Exercisability.

(a)    Subject to Sections 3.1(b), 3.1(c), 3.1(d), and 3.3, the Option shall become vested and exercisable in such amounts and at such times as set forth in the Grant Notice.

(b)    No portion of the Option which has not become vested and exercisable at the date of the Participant’s Termination of Services shall thereafter become vested and exercisable, except as follows or as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and the Participant:
If the Participant incurs a Termination of Services under any of the circumstances described in Section 5(a)(i) (death) of that certain Employment Agreement between the Participant and the Company effective _______________ (the “Employment Agreement”), Section 5(a)(ii) (Disability) of the Employment Agreement, Section 5(a)(iv) (Resignation for Good Reason of the Employment Agreement) or Section 5(a)(v) (Termination without Cause) of the Employment Agreement or if the Participant retires from employment after at least age 60 plus at least 15 years of service, or after at least age 65 plus at least ten years of service, in each such case vesting will continue after termination of employment as provided below:

Termination Date	Percent of Remaining Options That May Continue to Vest (“Continued Vesting Options”)
Prior to October 1, 2023	0%
On or after October 1, 2023 but prior to October 1, 2024	20%
On or after October 1, 2024 but prior to October 1, 2025	40%
On or after October 1, 2025 but prior to October 1, 2026	60%
On or after October 1, 2026 but prior to October 1, 2027	80%
On or after October 1, 2027	100%

The Continued Vesting Options will vest (subject to the terms of this Agreement) annually in equal portions over the remainder of the vesting period set forth in Exhibit B.
(c)    Notwithstanding Section 3.1(a) of this Agreement and Section 6 of the Plan (but subject to Section 3.1(b) and Section 3.1(d) of this Agreement), unless otherwise determined by the Administrator, the following Change in Control provisions shall apply to the Option:
(i)    In the event of a Change in Control occurring during the vesting of the Option and before the Participant incurs a Termination of Services, to the extent the Option has not been forfeited, the Option shall become fully vested and exercisable except to the extent that a Replacement Award is provided to the Participant for the Option.
(ii)    For purposes of this Agreement, a “Replacement Award” means an award (A) of performance-based stock options, (B) that has a value at least equal to the value of the Option immediately prior to the provision of such Replacement Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or such successor following the Change in Control) (the “Successor”), (D) the tax consequences of which, under the Code, if the Participant is subject to U.S. federal income tax under the Code, are not less favorable to the Participant than the tax consequences of the Option immediately prior to the provision of such Replacement Award, (E) that becomes fully vested and exercisable if the Participant incurs a Termination of Services (and/or, if applicable, a termination of all employment with and services to the Successor) for “Good Reason” by the Participant or without “Cause” by the Successor within a period of two years after the Change in Control, and (F) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Option immediately prior to the provision of such Replacement Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the Option if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 3.1(c)(ii) are satisfied will be made by the Administrator, as constituted immediately before the Change in Control, in its sole discretion.
(iii)    For purposes of Section 3.1(c)(ii), “Good Reason” will be defined: (A) if the Participant has an employment (or substantially similar) agreement that defines “Good Reason,” as such term is so defined in such agreement; or (B) to mean a material diminution in the nature or scope of the responsibilities, authorities or duties of the Participant compared to those regarding the Participant’s position held immediately prior to the Change in Control, a change of more than 60 miles in the location of the Participant’s principal work location compared to that in effect immediately prior to the Change in Control, or a material reduction in the Participant’s remuneration upon or after the Change in Control compared to that in effect immediately prior to the Change in Control, provided, however, that no later than 90 days following an event constituting Good Reason, the Participant gives notice to the Successor of the occurrence of such event and the Successor fails to cure such event within 30 days following the receipt of such notice.
(iv)    For purposes of Section 3.1(c)(ii), “Cause” will be defined: (A) if the Participant has an employment (or substantially similar) agreement that defines “Cause,” as such term is so defined in such agreement; or (B) to mean (1) acts of personal dishonesty, gross negligence or willful misconduct on the part of the Participant in the course of his or her employment or services, (2) the Participant’s engagement in conduct that results, or could be reasonably expected to result, in material injury to the reputation or business of the Successor or its affiliates, (3) misappropriation by the Participant of the assets or business opportunities of the Successor or its affiliates, (4) embezzlement or fraud committed by the Participant, at his or her direction, or with his or her personal knowledge, (5) the Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (a) a felony, or (b) any other criminal charge (other than minor traffic violations) that has, or could be reasonably expected to have, an adverse impact on the performance of the Participant’s duties to the Successor or its affiliates, or (6) failure by the Participant to follow the lawful directions of a superior officer or the board of directors (or substantially similar body) of the Successor.

(d)    Notwithstanding Section 3.1(c), the Administrator may, in good faith and in such manner as it may deem equitable, in its sole discretion, adjust the foregoing Fair Market Value requirements and other Option terms in the event of a dividend or other distribution (whether in the form of cash, Stock, other securities or property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or any unusual or nonrecurring transactions or events affecting the Company or the financial statements of the Company if the adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option. For purposes of this Section 3.1, shall take into account the consideration received by the stockholders in connection with a Change in Control or in connection with any other sale of common stock or other equity interests in the Company or any Subsidiary, after taking into account all post-closing adjustments relating to a Change in Control, and assuming the exercise of all vested options and warrants outstanding as of the effective date of such Change in Control (after giving effect to any dilution of securities or instruments arising in connection with such Change in Control); provided however, that if the stockholders retain any portion of the common stock following such Change in Control or other sale, the Fair Market Value of such portion of the retained common stock immediately following such Change in Control or other sale shall be deemed “consideration received” for purposes of calculating the proceeds and provided further that the Fair Market Value of any non-cash consideration (including stock) received in connection with a Change in Control shall be determined as of the date of such Change in Control.

3.2    Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3.

3.3    Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)    The expiration of ten years from the Grant Date; or

(b)    If this Option is designated as an Incentive Stock Option and the Participant owned (within the meaning of Section 424(d) of the Code), at the time the Option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the expiration of five years from the Grant Date; or

(c)    The opening of business on the day of the Participant’s Termination of Services by reason of a termination by the Company or a Subsidiary for Cause (as defined in the Participant’s employment agreement, if applicable), unless the Committee, in its discretion, determines that a longer period is appropriate; or

(d)    The expiration of six months from the date of the Participant’s Termination of Services, unless such termination occurs by reason of (i) the Participant’s death, (ii) the Participant’s Disability, (iii) the Participant’s retirement (pursuant to Section 3.3(e)), (iv) the Participant’s termination for Cause (as defined in the Participant’s employment agreement, if applicable), (v) if the Participant has an employment agreement that defines a termination for “cause” and/or “Good Reason,” a termination by the Company or a Subsidiary without Cause (as defined in the Participant’s employment agreement) or a termination by the Participant for Good Reason (as defined in the Participant’s employment agreement, if applicable), or (vi) is under Section 3.1(c)(ii)(E) of this Agreement, provided, however, that any portion of this Option that is an Incentive Stock Option shall cease to be an Incentive Stock Option on the expiration of three months from the Participant’s Termination of Services (and shall thereafter be a Non-Qualified Stock Option), provided, further, that to the extent that the Participant is prohibited from selling shares of Stock pursuant to the Company’s insider trading policy at all times during such six-month period, with the exception of an open trading window of less than seven days, the Option shall expire on the seventh day following the opening of the first open trading window thereafter; or

(e)    The expiration of one year from the date of the Participant’s Termination of Services by reason of the retirement, after a minimum of ten years of service, of a Participant who is at least 55 years old, provided, however, that to the extent that the Participant is prohibited from selling shares of Stock pursuant to the Company’s insider trading policy at all times during such one-year period, with the exception of an open trading window of less than seven days, the Option shall expire on the seventh day following the opening of the first open trading window thereafter; or

(f)    The expiration date set forth in clause (a), (i) if the Participant has an employment agreement that defines a termination for “Cause” and/or “Good Reason,” and upon a Participant’s Termination of Services by the Company or a Subsidiary without Cause (as defined in Participant’s employment agreement) or a Termination of Services by the Participant for Good Reason (as defined in Participant’s employment agreement), or (ii) upon the Participant’s death or Disability, or (iii) upon the Participant’s retirement from employment after at least age 60 plus at least 15 years of service, or after at least age 65 plus at least ten years of service, or (iv) after a Change in Control under Section 3.1(c).
Notwithstanding the foregoing, if any Option vests after the Participant’s Termination of Services for reasons set forth herein pursuant to Section 3.1 and the Participant has a limit of six months or one year following such Termination of Services to exercise the Option pursuant to paragraph (d) or (e), the Participant shall have six months after the Option vests to exercise such Option.
3.4    Tax Obligations. The Participant acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options, including the Option, are exercisable for the first time by the Participant in any calendar year exceeds $100,000, the Option and such other options shall be Non-Qualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. The Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. The Participant acknowledges that an Incentive Stock Option exercised more than three months after the Participant’s Termination of Employment, other than by reason of death or Disability, will be taxed as a Non-Qualified Stock Option.
Regardless of any action the Company or Participant’s employer, whether it be the Company or a Subsidiary (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits, payment on account or other tax related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Stock acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of shares of Stock acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (iii) withholding in shares of Stock to be issued at exercise of the Option.
Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum applicable rates in the Participant’s jurisdiction. If the Tax-Related Items are satisfied by withholding in shares of Stock, for tax purposes, the Participant will be deemed to have been issued the full number of shares of Stock subject to the exercised Option, notwithstanding that a number of shares of Stock are held back solely for the purpose of satisfying the Tax-Related Items.
Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
ARTICLE IV.
EXERCISE OF OPTION
4.1    Person Eligible to Exercise. Except as provided in Section 5.2(b), during the lifetime of the Participant, only the Participant may exercise the Option or any portion thereof. After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

4.2    Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3.

4.3    Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company) of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3:

(a)    An Exercise Notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b)    The receipt by the Company of full payment for the shares of Stock with respect to which the Option or portion thereof is exercised, including payment of any applicable Tax-Related Items, which may be in one or more of the forms of consideration permitted under Section 4.4;

(c)    Any other written representations as may be required in the Administrator’s reasonable discretion to evidence compliance with the Securities Act or any other applicable law, rule, or regulation; and

(d)    In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.
4.4    Method of Payment. Payment of the exercise price, and any applicable Tax-Related Items, shall be by any of the following, or a combination thereof, at the election of the Participant:

(a)    Cash;

(b)    Check;

(c)    Broker Assisted Cashless Exercise. With the consent of the Administrator, delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale;

(d)    Share Surrender. With the consent of the Administrator, surrender of other shares of Stock which (i) in the case of shares of Stock acquired from the Company, have been owned by the Participant for more than six months on the date of surrender (or such other minimum length of time as the Administrator determines from time to time to be necessary to avoid adverse accounting consequences or violation of any applicable law, rule or regulation), and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares of Stock with respect to which the Option or portion thereof is being exercised; or

(e)    Net Exercise. With the consent of the Administrator, surrendered shares of Stock issuable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the shares of Stock with respect to which the Option or portion thereof is being exercised.

4.5    Conditions to Issuance of Stock Certificates. The shares of Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares of Stock or issued shares of Stock which have then been reacquired by the Company. Such shares of Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a)    The admission of such shares of Stock to listing on all stock exchanges on which such Stock is then listed;

(b)    The completion of any registration or other qualification of such shares of Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)    The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)    The receipt by the Company of full payment for such shares of Stock, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4; and

(e)    The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

4.6    Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Stock purchasable upon the exercise of any part of the Option unless and until such shares of Stock shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 6 of the Plan.

ARTICLE V.
OTHER PROVISIONS
5.1    Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.

5.2    Option Transferability.

(a)    Except as otherwise set forth in Section 5.2(b), (i) the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the Option have been issued, and all restrictions applicable to such shares of Stock have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and (ii) during the lifetime of the Participant, only the Participant may exercise the Option or any portion thereof. After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

(b)    Notwithstanding the foregoing, with respect to participants who are corporate officers or operating presidents, the Administrator may permit any portion of the Option that is not an Incentive Stock Option to be transferred to, exercised by and paid to certain persons or entities related to such Participant, including but not limited to members of such Participant’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of such Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Administrator, pursuant to such conditions and procedures as the Administrator may establish. Any permitted transfer shall be subject to the condition that the Administrator receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with such Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

5.3    Adjustments. The Participant acknowledges that the Option is subject to modification and termination in certain events as provided in this Agreement and Section 6 of the Plan.

5.4    Appendix. Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any additional or different terms and conditions set forth in the attached Appendix to this Option Agreement for the Participant’s country (the “Appendix”). Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

5.5    Insider Trading/Market Abuse Laws. The Participant understands that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, the Participant’s country, the Service Provider’s country, and the country in which the shares of Stock may be listed, which may affect the Participant’s ability, directly or indirectly, to purchase or sell or attempt to sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., Options), or rights linked to the value of shares of Stock, during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulation in the applicable jurisdiction(s)). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (a) disclosing inside information to any third party, including fellow employees or service providers (other than on a “need to know” basis) and (b) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and the Participant should consult with his or her personal legal advisor on this matter.

5.6    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of shares of Stock acquired upon exercise. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any actions related to the Plan.

5.7    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company, and any notice to be given to the Participant shall be addressed to the Participant at the most recent address set forth in the Company’s books and records. By a notice given pursuant to this Section 5.7, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 by written notice under this Section 5.7. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.8    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.9    Governing Law and Venue; Severability. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the state of Delaware and agree that any such litigation shall be conducted only in the courts of Delaware or the federal courts of the United States located in Delaware and no other courts. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect.

5.10     Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the U.S. Securities Act and the Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and any U.S. or non-U.S. securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.11     Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of the Participant.

5.12     Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.2, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

5.13     Notification of Disposition. If this Option is designated as an Incentive Stock Option, the Participant shall give prompt notice to the Company of any disposition or other transfer of any shares of Stock acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date with respect to such shares of Stock or (b) within one year after the transfer of such shares of Stock to him. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

5.14     Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.15     Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries. The terms of the Participant’s employment or service relationship are determined by the Company or the Employer’s policy, and by the terms of any employment or service contract to which the Participant might be party. This Agreement creates no rights to continued employment, or any other service relationship, nor does it limit the discretion the Company or the Employer would otherwise have to terminate Participant’s employment or other service relationship, with or without Cause. The Option and any shares of Stock acquired pursuant to the Plan (including any value assigned at grant, any acquisition gain at exercise, any capital gains upon sale of the shares of Stock and any income or earnings from holding the shares of Stock) are not part of normal or expected compensation or salary, including, but not limited to, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

5.16     Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

5.17     Imposition of Other Requirements; Clawback Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Options and on any shares of Stock acquired upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Notwithstanding anything in this Agreement to the contrary, to the extent the Participant is a person subject to the requirements of Rule 10D-1 under the Exchange Act, the Participant acknowledges and agrees that this Agreement and any compensation or other benefits or amounts described herein are subject to the terms and conditions of the Company’s clawback policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Company’s securities may be traded) (collectively, the “Compensation Recovery Policy”), and that applicable sections of this Agreement and/or any related documents shall be, as applicable, deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by signing this Agreement, the Participant acknowledges and agrees that the Participant consents to be bound by the terms of the Agreement, including its clawback provisions (and consents to fully cooperate with the Company in connection with any of the undersigned’s obligations pursuant to the Agreement and its clawback provisions).

5.18     No Right to Damages. Nothing in the Grant Notice, this Agreement or the Plan gives the Participant a right to receive damages for any portion of the Option that Participant might lose due to Company, Subsidiary or Committee decisions. The loss of potential profit from the Option will not constitute an element of damages in the event of Participant’s Termination of Services for any reason, even if such Termination of Services violates an obligation of the Company or a Subsidiary.

5.19     Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

5.20     Waiver. The Participant acknowledges that a waiver by the Company of any provision, or breach thereof, of this Agreement on any occasion shall not operate or be construed as a waiver of such provision on any other occasion or as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant.

5.21     Section 409A. Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (together with any U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Committee reserves the right (without the obligation to do so or to indemnify the Participant for the failure to do so) to adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to exempt the Option from Section 409A or to comply with the requirements of Section 409A and thereby avoid the penalty taxes under Section 409A.

APPENDIX

COUNTRY-SPECIFIC PROVISIONS TO THE
STOCK OPTION AGREEMENT

Terms and Conditions
This Appendix includes additional terms and conditions that govern the Option granted to the Participant under the Plan if the Participant resides or works in one of the countries listed below. If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Participant is currently residing and/or working, or if the Participant relocates to another country after the grant of the Option, the Company shall, in its discretion, determine to what extent the country-specific terms contained herein shall be applicable to the Participant. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.
Notifications
This Appendix also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws as of October 2019; however, such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant does not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that Participant exercises the Option or sell shares of Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, the Participant understands that if he or she is a citizen or resident of a country other than the one in which Participant is currently working, transfers employment after the grant date, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.
ALL COUNTRIES OUTSIDE OF THE UNITED STATES
Terms and Conditions
1.    Nature of Grant. In accepting the Option, the Participant acknowledges and agrees that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted in the past;

(c)    all decision with respect to future stock options or other grants, if any, will be at the sole discretion of the Company;

(d)    the Participant’s participation in the Plan shall not create a right to further employment or service relationship with the Company or the Employer and shall not interfere with the ability of the Company or the Employer to terminate the Participant’s employment or service relationship at any time;

(e)    the Participant is voluntarily participating in the Plan;

(f)    the Options and the shares of Stock subject to the Options, and any value of the shares of Stock, and any income or earnings from holding the shares of Stock, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Participant’s employment or service contract, if any;

(g)    the Options and the shares of Stock subject to the Options, and the income and value of the same are not intended to replace any pension rights or compensation;

(h)    the Options and the shares of Stock subject to the Options, and the income and value of the same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar mandatory payments and in no event should be considered compensation for, or relating to, past services for the Company, the Employer of any Subsidiary;

(i)    the Option grant and the Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or a Subsidiary;

(j)    unless otherwise agreed with the Company, the Options and the shares of Stock subject to the Option, and the income and value of the same, are not granted as consideration for, or in connection with, any service the Participant may provide as a director of a Subsidiary;

(k)    the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

(l)    if the underlying shares of Stock do not increase in value, the Option will have no value;

(m)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the Participant’s Termination of Services (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where the Participant renders services or the terms of the Participant’s employment or service agreement, if any);

(n)    unless otherwise provided in the Plan or by the Company in its sole discretion, the Options and the benefits evidenced by this Agreement do not create any entitlement to have the Options or any such benefit transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock of the Company; and

(o)    neither the Company, the Employer, nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. Dollar that may affect the value of the Option or of any amounts due to the Participant upon exercise of the Options or the subsequent sale of any shares of Stock acquired upon settlement.

2.    Language. The Participant acknowledges that the Participant is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English so as to allow the Participant to understand the terms and conditions of this Agreement. Further, if the Participant has received this Agreement or any other document(s) related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Data Privacy Information and Consent.
(a)    Declaration of Consent. The Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data (as defined below) by the Company and the transfer of Data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of the Participant's country’s data protection laws.
(b)    Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Participant, including but not limited to his or her name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, any shares of Stock, details of all stock options granted under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for purposes of implementing, administering and managing the Plan. The legal basis, where required, for the collection and processing of Data is the Participant’s consent.
(c)    Stock Plan Administration Service Providers. The Company may transfer Data, or parts thereof, to a third-party stock plan administrator/broker (“Service Provider”) which may assist the Company, presently or in the future, with the implementation, administration and management of the Plan. The Participant acknowledges and understands that the Service Provider will open an account for the Participant to receive and trade shares of Stock acquired under the Plan and the Participant may be asked to agree on separate terms and data processing practices with the Service Provider, with such agreement being a condition to the Participant's ability to participate in the Plan. Where required, the legal basis for the transfer of Data to the Service Provider is the Participant’s consent.
(d)    International Data Transfers. The Company is, and the Service Provider may be, based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued only a limited adequacy finding with respect to the United States that applies only if and to the extent companies self-certify and remain self-certified under the EU-U.S. Privacy Shield program, which is open to companies subject to the jurisdiction of the Federal Trade Commission. The Company has currently not registered for the EU-U.S. Privacy Shield program. The Company’s legal basis for the transfer of data, where required, is the Participant’s consent.
(e)    Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations including under tax, exchange control, labor and securities laws. This may mean Data is retained until after the Participant’s employment or service relationship ends. When the Company or the Employer no longer need Data for any of the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes, to the fullest extent possible.
(f)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. The Participant understands that he or she may request to stop the transfer and processing of the Data for purposes of his or her participation in the Plan and that the Participant’s compensation from or service relationship with the Employer will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow the Participant to participate in the Plan. The Participant understands that his or her Data will still be processed in relation to the Participant’s employment or service relationship for record-keeping purposes.
(g)    Data Subject Rights. The Participant may have a number of rights under the data privacy laws in his or her jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (iv) lodge complaints with the competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact his or her human resources representative.

By signing below, the Participant declares that he or she agrees with the data processing practices as described above. The Participant understands and acknowledges that the Participant may withdraw his or her consent at any time with future effect for any or no reason as described in sub-section (f) above.
Submitted by:
PARTICIPANT

Signature
        _____________
Print Name

CANADA
Terms and Conditions
Manner of Exercise. The following provision supplements Section 4.3 the Agreement:
Notwithstanding anything in the Plan, the Participant agrees to pay the exercise price and any Tax-Related Items solely by means of (i) cash, (ii) check or other instrument acceptable to the Company or (ii) a broker-assisted cashless exercise, whereby the broker sells some or all of the shares of Common Stock to be issued upon exercise to pay the exercise price, brokerage fees and any applicable Tax-Related Items. To the extent that tax regulatory requirements change, the Company reserves the right to permit the Participant to exercise the Option and pay the exercise price and any applicable Tax-Related Items in shares of Stock to the extent permitted by the Plan.
Termination of Services. Notwithstanding any provision in the Agreement to the contrary, for purposes of the Option, and except as expressly required by applicable legislation, the Participant’s Termination of Services (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement, if any) will be deemed to occur as of the date that is the earlier of: (1) the date that the Participant is no longer actively employed by the Company or any Subsidiary, or at the discretion of the Committee, or (2) the date the Participant receives notice of Termination of Services, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when Participant is no longer employed for purposes of the Option grant (including when Participant is no longer considered as providing active service while on a leave of absence).
The following provisions will apply if the Participant is a resident of Quebec:
French Language Provision.
The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.
Data Privacy. This provision supplements the Data Privacy for All Countries Outside of the United States in this Appendix:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any Subsidiaries and the Committee to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company or its Subsidiaries to record such information and to keep such information in the Participant’s employee file.
Notifications
Securities Law Notice. The Participant is permitted to sell shares of Stock acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares of Stock are listed. The Company’s shares of Stock are currently listed on the New York Stock Exchange.
Foreign Asset/Account Reporting Information. The Participant is required to report any foreign specified property on Form T1135 (Foreign Income Verification Statement) if the total value of the foreign specified property exceeds C$100,000 at any time during the year. Foreign specified property includes shares of Stock acquired under the Plan, and may include the Option. The Option must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other foreign property the Participant holds. If shares of Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Stock. The ACB ordinarily would equal the fair market value of the shares of Stock at the time of acquisition, but if the Participant owns other shares of Stock, this ACB may have to be averaged with the ACB of the other shares of Stock. The Form must be filed by April 30 of the following year. The Participant should consult with a personal advisor to ensure that the Participant complies with the applicable requirements.
FRANCE
Terms and Conditions
Option Type. The Option is not intended to qualify for specific tax or social security treatment in France.
Consent to Receive Information in English. By accepting the Option, the Participant confirms having read and understood the Plan and this Agreement, including all terms and conditions included therein, which were provided in the English language. The Participant accepts the terms of those documents accordingly.
En acceptant cette Option, vous confirmez avoir lu et compris le Plan et cette convention, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.
Notifications
Foreign Asset/Account Reporting Information. French residents and non-residents must declare to the Customs Authorities the cash and securities they import or export without the use of a financial institution when the value of such cash or securities exceeds €10,000. French residents with foreign account balances exceeding €1,000,000 must report any transactions carried out on those accounts to the Bank of France on a monthly basis. French residents must also report all foreign bank and brokerage accounts on an annual basis (included accounts opened or closed during the tax year) on a specific form together with the income tax return. Failure to comply could trigger significant penalties.
GERMANY
Notifications
Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Participant makes or receives a payment in excess of this amount, Participant must report the payment to the German Federal Bank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via the German Federal Bank’s website (www.bundesbank.de).
UNITED KINGDOM
Terms and Conditions
Taxes and Other Deductions. The following supplements Section 3.4 of the Agreement:
If payment or withholding of the income tax due is not made within ninety (90) days of the end of the tax year in which the event giving rise to the liability occurred or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected tax liability shall constitute a loan owed by the Participant to the Company or the Employer, as applicable, effective as of the Due Date. The Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer, as applicable, may recover it at any time thereafter by any of the means referred to in Section 3.4 of the Agreement.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Participant shall not be eligible for a loan as described above. In the event that the Participant is a director or executive officer and the amount of any income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected tax liability may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that he or she will be responsible for reporting any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any NICs due on this additional benefit.

EXHIBIT B

FOR USE WITH FIVE YEAR AWARDS
VESTING
Annual Operational Performance per Diluted Share1

	Minimum Vesting (10% Growth)		Maximum Vesting (17.5% Growth)
Fiscal Year (A)	% of Shares Vesting (B)	YE Operating Performance (per Diluted Share) (C)	% of Shares Vesting (D)	YE Operating Performance (per Diluted Share) (E)
2024	5%	$456.51	20%	$487.63
2025	5%	$502.16	20%	$572.97
2026	5%	$552.38	20%	$673.24
2027	5%	$607.61	20%	$791.06
2028	5%	$668.37	20%	$929.49
1. Annual Operational Performance Vesting. Effective as of the last day of each of the Company’s fiscal years 2024-2028 there shall become vested the percentage of shares covered by the Option which is equal to the Annual Amount (as described below). The Options shall become vested and exercisable as of the date that the Administrator verifies the AOP (as defined below); provided, however, the vesting hereunder will be effective as to Participant as of the end of the fiscal year to which such Annual Amount relates (notwithstanding any termination of Participant’s employment during the period between the end of such fiscal year and the verification of the AOP and, in such case, notwithstanding the provisions of Section 3.1(b)). For each such fiscal year, the Administrator shall verify the AOP, and shall notify the Company’s Chief Executive Officer of its determination with respect thereto, within ten business days after the Administrator receives the Company’s audited financial statements for that fiscal year.
X. For each year (the “Performance Year”), the Annual Amount is zero if the Annual Operational Performance per Diluted Share (“AOP”)2 with respect to such year is less than the amount indicated for such year in column (C). Otherwise the Annual Amount shall be equal to the amount indicated for such year in column (B) plus the product of (a) the excess of (1) the amount indicated for such year in column (D) over (2) the amount indicated for such year in column (B) and (b) the ratio of (1) the excess of (x) the AOP with respect to the year (but not more than the amount indicated in Column (E) for such year) over (y) the amount indicated for such year in column (C) to (2) the excess of (x) the amount indicated for such year in column (E) over (y) the amount indicated for such year in column (C).
Y. In calculating the AOP in Section X above for any Performance Year there shall also be taken into account any AOP in any of the two prior Performance Years (starting in fiscal year 2024) which was in excess of the amount indicated in Column (E) for such prior year and has not previously been taken into account hereunder but only if doing so would increase the Annual Amount in such Performance Year; provided, however that the excess applied under this Section Y and Section Z below shall be limited in any given year to $100. If the Participant is subsequently awarded options vesting in 2029 and 2030, any AOP during 2027 and 2028 in excess of the amount indicated in Column (E) (and not previously taken into account hereunder) may be used in one or more of the next two following years by treating such excess as AOP in the Performance Year under the option agreement granting said options; provided, however that the excess applied in this sentence shall be limited in any given year to $100.
2 As of a given date, the Company’s “Annual Operational Performance per Diluted Share” shall mean the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) the Fixed Market Multiple (as defined below) over (b) Net Debt to (2) the Company’s number of Diluted Shares as of such date, where “EBITDA,” “Net Debt” and “Diluted Shares” have the meanings set forth in the Stock Option Agreement set forth on Exhibit A. For purposes of this Exhibit B, the Fixed Market Multiple shall mean 11.652, as adjusted for the weighted EBITDA multiple of future acquisitions as determined by the Committee.

Z. If the Annual Amount in any Performance Year is less than the amount indicated in column (D) for such year then an amount equal to the excess of (1) the amount indicated in column (D) for the applicable Performance Year less (2) the actual Annual Amount for such Performance Year (the “Shortfall Amount”) may vest in one or more of the next two following years. If there is an excess of AOP in one or more of the next two following years, such excess can be applied up to the Shortfall Amount not to exceed the amount indicated in column (E) for the Performance Year to which the Shortfall Amount relates; provided, however that the excess applied under this Section Z and Section Y above shall be limited in any given year to $100. The portion of any excess AOP amount which is so used may not be used more than once.

2. Adjustments of Operational Performance Objectives. The Operational Performance targets specified in this Exhibit B are based upon certain revenue and expense assumptions about the future business of the Company as of the date the Option is granted. Accordingly, in the event that, after such date, the Administrator determines, in its sole discretion, that any acquisition or disposition of any business by the Company or any dividend or other distribution (whether in the form of cash, Stock, other securities or other property), repurchase of securities, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Administrator may, in good faith and in such manner as it may deem equitable, adjust the amounts set forth on this Exhibit B (and/or adjust the definitions of EBITDA and Net Debt) to reflect the projected effect of such transaction(s) or event(s) on Operational Performance. Further, in the event that the Company pays a special dividend or repurchases shares, the AOP targets shall be adjusted as determined by the Administrator in accordance with past practice.

EXHIBIT B

FOR USE WITH TWO YEAR EXTENSION GRANTS AND M. LISMAN AWARD
VESTING
Annual Operational Performance per Diluted Share1

	Minimum Vesting (10% Growth)		Maximum Vesting (17.5% Growth)
Fiscal Year (A)	% of Shares Vesting (B)	YE Operating Performance (per Diluted Share) (C)	% of Shares Vesting (D)	YE Operating Performance (per Diluted Share) (E)
2027	12.5%	$607.61	50%	$791.06
2028	12.5%	$668.37	50%	$929.49
1. Annual Operational Performance Vesting. Effective as of the last day of each of the Company’s fiscal years 2027-2028 there shall become vested the percentage of shares covered by the Option which is equal to the Annual Amount (as described below). The Options shall become vested and exercisable as of the date that the Administrator verifies the AOP (as defined below); provided, however, the vesting hereunder will be effective as to Participant as of the end of the fiscal year to which such Annual Amount relates (notwithstanding any termination of Participant’s employment during the period between the end of such fiscal year and the verification of the AOP and, in such case, notwithstanding the provisions of Section 3.1(b)). For each such fiscal year, the Administrator shall verify the AOP, and shall notify the Company’s Chief Executive Officer of its determination with respect thereto, within ten business days after the Administrator receives the Company’s audited financial statements for that fiscal year.
X. For each year (the “Performance Year”), the Annual Amount is zero if the Annual Operational Performance per Diluted Share3 (“AOP”) with respect to such year is less than the amount indicated for such year in column (C). Otherwise, the Annual Amount shall be equal to the amount indicated for such year in column (B) plus the product of (a) the excess of (1) the amount indicated for such year in column (D) over (2) the amount indicated for such year in column (B) and (b) the ratio of (1) the excess of (x) the AOP with respect to the year (but not more than the amount indicated in Column (E) for such year) over (y) the amount indicated for such year in column (C) to (2) the excess of (x) the amount indicated for such year in column (E) over (y) the amount indicated for such year in column (C).
Y. In calculating the AOP in Section X. above for any Performance Year there shall also be taken into account any AOP in any of the two prior Performance Years (starting in fiscal year 2027) which was in excess of the amount indicated in Column (E) for such prior year and has not previously been taken into account hereunder but only if doing so would increase the Annual Amount in such Performance Year; provided, however that the excess applied under this Section Y and Section Z below shall be limited in any given year to $100. If the Participant is subsequently awarded options vesting in 2029 and 2030, any AOP during 2027 and 2028 in excess of the amount indicated in Column (E) (and not previously taken into account hereunder) may be used in one or more of the next two following years by treating such excess as AOP in the Performance Year under the option agreement granting said options; provided, however that the excess applied in this sentence shall be limited in any given year to $100.
3 As of a given date, the Company’s “Annual Operational Performance per Diluted Share” shall mean the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) the Fixed Market Multiple (as defined below) over (b) Net Debt to (2) the Company’s number of Diluted Shares as of such date, where “EBITDA,” “Net Debt” and “Diluted Shares” have the meanings set forth in the Stock Option Agreement set forth on Exhibit A. For purposes of this Exhibit B, the Fixed Market Multiple shall mean 11.652, as adjusted for the weighted EBITDA multiple of future acquisitions as determined by the Committee.

Z. If the Annual Amount in any Performance Year is less than the amount indicated in column (D) for such year then an amount equal to the excess of (1) the amount indicated in column (D) for the applicable Performance Year less (2) the actual Annual Amount for such Performance Year (the “Shortfall Amount”) may vest in one or more of the next two following years. If there is an excess of AOP in one or more of the next two following years, such excess can be applied up to the Shortfall Amount not to exceed the amount indicated in column (E) for the Performance Year to which the Shortfall Amount relates; provided, however that the excess applied under this Section Z and Section Y above shall be limited in any given year to $100. The portion of any excess AOP amount which is so used may not be used more than once.
2. Adjustments of Operational Performance Objectives. The Operational Performance targets specified in this Exhibit B are based upon certain revenue and expense assumptions about the future business of the Company as of the date the Option is granted. Accordingly, in the event that, after such date, the Administrator determines, in its sole discretion, that any acquisition or disposition of any business by the Company or any dividend or other distribution (whether in the form of cash, Stock, other securities or other property), repurchase of securities, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Administrator may, in good faith and in such manner as it may deem equitable, adjust the amounts set forth on this Exhibit B (and/or adjust the definitions of EBITDA and Net Debt) to reflect the projected effect of such transaction(s) or event(s) on Operational Performance. Further, in the event that the Company pays a special dividend or repurchases shares, the AOP targets shall be adjusted as determined by the Administrator in accordance with past practice.

EXHIBIT B

FOR USE WITH K. STEIN AWARD
VESTING
Annual Operational Performance per Diluted Share1

	Minimum Vesting (10% Growth)		Maximum Vesting (17.5% Growth)
Fiscal Year (A)	% of Shares Vesting (B)	YE Operating Performance (per Diluted Share) (C)	% of Shares Vesting (D)	YE Operating Performance (per Diluted Share) (E)

2028	25%	$668.37	100%	$929.49
1. Annual Operational Performance Vesting. Effective as of the last day of each of the Company’s fiscal year 2028 there shall become vested the percentage of shares covered by the Option which is equal to the Annual Amount (as described below). The Options shall become vested and exercisable as of the date that the Administrator verifies the AOP (as defined below); provided, however, the vesting hereunder will be effective as to Participant as of the end of the fiscal year to which such Annual Amount relates (notwithstanding any termination of Participant’s employment during the period between the end of such fiscal year and the verification of the AOP and, in such case, notwithstanding the provisions of Section 3.1(b)). For such fiscal year, the Administrator shall verify the AOP, and shall notify the Company’s Chief Executive Officer of its determination with respect thereto, within ten business days after the Administrator receives the Company’s audited financial statements for that fiscal year.
X. For each year (the “Performance Year”), the Annual Amount is zero if the Annual Operational Performance per Diluted Share4 (“AOP”) with respect to such year is less than the amount indicated for such year in column (C). Otherwise, the Annual Amount shall be equal to the amount indicated for such year in column (B) plus the product of (a) the excess of (1) the amount indicated for such year in column (D) over (2) the amount indicated for such year in column (B) and (b) the ratio of (1) the excess of (x) the AOP with respect to the year (but not more than the amount indicated in Column (E) for such year) over (y) the amount indicated for such year in column (C) to (2) the excess of (x) the amount indicated for such year in column (E) over (y) the amount indicated for such year in column (C).
Y. In calculating the AOP in Section X above for any Performance Year there shall also be taken into account any AOP in any of the two prior Performance Years (starting in fiscal year 2028) which was in excess of the amount indicated in Column (E) for such prior year and has not previously been taken into account hereunder but only if doing so would increase the Annual Amount in such Performance Year; provided, however that the excess applied under this Section Y and Section Z below shall be limited in any given year to $100. If the Participant is subsequently awarded options vesting in 2029 and 2030, any AOP during 2028 in excess of the amount indicated in Column (E) (and not previously taken into account hereunder) may be used in one or more of the next two following years by treating such excess as AOP in the Performance Year under the option agreement granting said options; provided, however that the excess applied in this sentence shall be limited in any given year to $100.
4 As of a given date, the Company’s “Annual Operational Performance per Diluted Share” shall mean the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) the Fixed Market Multiple (as defined below) over (b) Net Debt to (2) the Company’s number of Diluted Shares as of such date, where “EBITDA,” “Net Debt” and “Diluted Shares” have the meanings set forth in the Stock Option Agreement set forth on Exhibit A. For purposes of this Exhibit B, the Fixed Market Multiple shall mean 11.652, as adjusted for the weighted EBITDA multiple of future acquisitions as determined by the Committee.

Z. If the Annual Amount in 2028 is less than the amount indicated in column (D) for 2028 then an amount equal to the excess of (1) the amount indicated in column (D) for 2028 less (2) the actual Annual Amount for 2028 (the “Shortfall Amount”) may vest in one or both of 2029 and 2030. If there is an excess of AOP in one or both of 2029 and 2030, such excess can be applied up to the Shortfall Amount not to exceed the amount indicated in column (E) for 2028. The portion of any excess AOP amount which is so used may not be used more than once; provided, however that the excess applied under this Section Z and Section Y above shall be limited in any given year to $100.

2. Adjustments of Operational Performance Objectives. The Operational Performance targets specified in this Exhibit B are based upon certain revenue and expense assumptions about the future business of the Company as of the date the Option is granted. Accordingly, in the event that, after such date, the Administrator determines, in its sole discretion, that any acquisition or disposition of any business by the Company or any dividend or other distribution (whether in the form of cash, Stock, other securities or other property), repurchase of securities, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Administrator may, in good faith and in such manner as it may deem equitable, adjust the amounts set forth on this Exhibit B (and/or adjust the definitions of EBITDA and Net Debt) to reflect the projected effect of such transaction(s) or event(s) on Operational Performance. Further, in the event that the Company pays a special dividend or repurchases shares, the AOP targets shall be adjusted as determined by the Administrator in accordance with past practice.

EXHIBIT C
STOCK RETENTION GUIDELINES
As a condition to receiving the Option grant, Participant acknowledges and agrees to hold a number of shares and/or options with such value and for such period of time as set forth below:
(a) At all times during Participant’s continued employment by the Company, Participant shall hold an aggregate amount of Company equity with a value equal to or greater than $_____ (the “Retention Limit”), one-half of which must be held in stock. This Retention Limit will supersede any Retention Limit in any prior dated option agreement between the Company and Participant pursuant to the Plan.
For purposes of this Exhibit C, Company equity shall be equal to (i) the Fair Market Value of any Common Stock held by the Participant plus (ii) the value of vested options then held by Participant, whether granted pursuant to the Plan, the Company’s [2014 / 2019] Stock Option Plan, the Company’s 2006 Stock Incentive Plan, the Company’s 2003 Stock Option Plan or otherwise, which will be equal to the Fair Market Value of the Common Stock underlying the options over the exercise price.
(b) If at any time after the date hereof the aggregate amount of Company equity held by Participant falls below the Retention Limit because of a decline in the Fair Market Value of the Common Stock, Participant will have three years to reach the Retention Limit before the Administrator may exercise any remedies under paragraph (d).
(c) Participant shall not be obligated to comply with the Retention Limit until five years from the date of grant; provided, however, that notwithstanding the foregoing, Participant may not make any sales of vested Options until the Retention Limit is reached, and thereafter, only to the extent that Participant would, at the time of the sale, be in compliance with the Retention Limit, except that Participants may make sales under 10b5-1 plans in existence on the date hereof so long as such sales would be in compliance with any preexisting Retention Limit.
(d) Participant’s failure to hold that number of shares and/or vested options set forth in this Exhibit C shall result in Participant’s forfeiture of all unvested Options unless otherwise determined by the Administrator, in its sole discretion.